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                                                                     Exhibit 1.A

                              ARTICLES OF INCORPORATION

                                          OF

                                  BOND MERGING CORP.

          The undersigned natural person of the age of 18 years or more, acting as incorporator under the Oregon Business Corporation Act, adopts the following Articles of Incorporation:

                                      ARTICLE I

          The name of the corporation is Bond Merging Corp.

                                      ARTICLE II

          The purposes for which the corporation is organized are:

          A. To conduct and carry on the business of an open-end investment company of the management type under the Investment Company Act of 1940, as amended;

          B. To engage in any other lawful activity for which corporations may be organized under Chapter 60 of the Oregon Revised Statutes.

                                     ARTICLE III

          A. The aggregate number of shares that the corporation shall have authority to issue is 100,000,000 share, $.01 par value per share, of voting common stock.

          B. The corporation may issue and sell fractional shares. Holders of fractional shares shall have pro rata all the rights of full shares, including without limitation, the right to vote, the right to receive dividends and distributions and the right to participate upon liquidation of the corporation. All references herein to the shares of the corporation shall include any fractions thereof.

          C. The holder of each outstanding share then standing in his or her name on the books of the corporation shall be entitled to one vote per share (or proportionate fraction of a vote for each fractional share of stock), and shall have equal voting rights with all

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other outstanding voting stock on elections of directors and all other matters to come before the shareholders.

                                      ARTICLE IV

          A. Except as otherwise provided in this Article, a shareholder may redeem all or any part of his or her shares of the corporation upon deposit for redemption, which deposit shall be in such manner and in accordance with such conditions as the board of directors shall prescribe. Shares deposited for redemption shall be redeemed by the corporation at the redemption price for any such shares as determined in the manner set out of this Article.

          B. The redemption price per share shall be the net asset value per share, as determined by the board of directors, less such redemption fee or other charge, if any, as may be fixed by the board of directors. The net asset value per share shall be determined on all days on which the New York Stock Exchange is open for business and at such other time or times as the board of directors of the corporation shall designate, unless such determination is suspended.

          C. The board of directors shall, in its absolute discretion, establish from time to time the method for determining the net asset value per share of the corporation's common stock and the net asset value of the corporation. The board of directors may suspend the determination of net asset value for all or any part of any period (i) during which the New York Stock Exchange is closed other than customary weekend and holiday closings,
(ii) during which trading on the New York Stock Exchange is restricted,
(iii) during which an emergency exists as a result of which (a) the disposal by the corporation of investments owned by it is not reasonably practicable, or
(b) it is not reasonably practicable for the corporation fairly to determine the value of its assets, or (iv) as the federal Securities and Exchange Commission or any successor governmental authority may by order permit for the protection of security holders of the corporation. Whenever the board of directors, by declaration or resolution, has suspended the determination of net asset value pursuant to this Article, the right of any


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shareholder to require the corporation to redeem his or her shares shall be likewise suspended, despite deposit before suspension. At any time a suspension is in effect any shareholder may withdraw his or her certificate or certificates from deposit or may leave the same on deposit, in which case the redemption price shall be the net asset value next determined after the suspension is terminated.

          D. In determining for the purposes of this Article the total value of the assets of the corporation at any time, investments and any other assets of the corporation shall be valued in the manner as may be determined from time to time by the board of directors.

          E. The right of any holder of shares redeemed by the corporation to receive dividends or distributions thereon and all other rights of such holder with respect to such shares shall terminate at the time as of which the redemption price of such shares is determined, except for the right of such holder to receive (i) the redemption price of such shares from the corporation in accordance with the provisions hereof, and (ii) any dividend or distribution to which such holder had previously become entitled as the record holder of such shares on the record date for such dividend or distribution.

          F. Redemption of its shares by the corporation is conditional upon the corporation having funds or property legally available therefor. The right to redeem shall terminate upon adoption of a plan of liquidation or dissolution of the corporation by the corporation's board of directors.

          G. The corporation, either directly or through an agent, may repurchase its shares, out of funds legally available therefor, upon such terms and conditions and for such consideration as the board of directors shall deem advisable, by agreement with the owner at a price not exceeding the net asset value per share as determined by the board of directors at such time or times as the board of directors shall designate, and the corporation may take all other steps deemed necessary or advisable in connection therewith.

          H. The board of directors may delegate any of its powers and duties under this Article with respect to appraisal of assets and liabilities and determination of net asset


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value or with respect to suspension of the determination of net asset value to an officer of the corporation, the custodian or depository of the corporation's assets, or to the investment adviser of the corporation.

                                      ARTICLE V

          Any determination made in good faith, and so far as accounting matters are involved, in accordance with generally accepted accounting principles, by or pursuant to the direction of the board of directors, as to: the amount and allocation of the assets, liabilities, income, expense, gain or loss of the corporation; the amount of any reserves or charges set up and the propriety thereof; the time of or purpose for creating such reserves or charges; the use, alteration, or cancellation of any reserves or charges (whether or not any debt, obligation or liability for which such reserves or charges shall have been created, shall have been paid or discharged or shall be then or thereafter required to be paid or discharged); the price or closing bid or asked price of any investment owned or held by the corporation; the amortized or market value of any investment or fair value of any other asset of the corporation; the fair market value of assets accepted as consideration for shares; the number of shares of the corporation outstanding; the estimated expense to the corporation in connection with purchases of its shares; the ability to liquidate investments in an orderly fashion; the extent to which it is practicable to deliver a cross-section of the securities held in any portfolio of the corporation in payment for any shares pertaining to that portfolio; or any other matters relating to the issue, sale, purchase and/or other acquisition or disposition of investments or shares of the corporation, shall be final and conclusive, and shall be binding upon the corporation and all holders of its shares, past, present and future; and shares of the corporation are issued and sold on the condition and understanding that any and all such determinations shall be binding as set forth above.


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                                      ARTICLE VI

          The address of the corporation's initial registered office is 1301 SW Fifth Avenue, PO Box 1350, Portland, Oregon 97207 and the name of its initial registered agent is J. Jerry Inskeep, Jr. The Division may mail notices to the above address.

                                     ARTICLE VII

          The number of directors constituting the initial board of directors of the corporation is six. The names of the persons who are to serve as directors until the first annual meeting of shareholders and until successors are elected and shall qualify are J. Jerry Inskeep, Jr., James E. Kelly, John W. Kinsman, Thomas R. Mackenzie, James F. Rippey and Francis D. Wieden. The mailing address of the directors is 1301 SW Fifth Avenue, Portland, Oregon 97201.

                                      ARTICLE IX

          The name and his address of the incorporator are:

          Patrick J. Simpson                 900 SW Fifth Avenue
                                             Suite 2300
                                             Portland, OR  97204
                 Date: February 3, 1988


                                             PATRICK J. SIMPSON
                                             -----------------------------------
                                             Patrick J. Simpson, Incorporator


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